Gary Schaevitz Named New Director of Kingsway

Toronto, Ontario (February 24, 2014) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) announced today that the Board has appointed Gary Schaevitz as a Director. Mr. Schaevitz, a meaningful shareholder of Kingsway, has over 40 years of experience in the financial markets, including asset management.

“We welcome Gary to the Board of Directors and look forward to working with him to build shareholder value over the long term,” stated Larry G. Swets, Jr., the Company’s President and CEO. “We believe the Company will benefit from Gary’s keen financial expertise and business acumen and are excited to have him join our team to help foster the Company’s growth going forward.”

“I am delighted to join Kingsway’s Board at an exciting juncture in the Company’s development. I look forward to helping create shareholder value,” stated Mr. Schaevitz.

The Company also announced that Bradley S. Diericx, Executive Vice President, will be leaving the Company on February 28, 2014 to pursue other opportunities.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”